As filed with the Securities and Exchange Commission on May 3, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway

Town & Country, Missouri, 63017

(314) 628-7000

(Address, including zip code, and telephone number, including area code of registrant’s principal executive office)

Jeffrey H. VonDeylen

1 SAVVIS Parkway

Town & Country, Missouri, 63017

(314) 628-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Christine M. Pallares, Esq. Hogan & Hartson LLP 875 Third Avenue New York, New York 10022 (212) 918-3000	Jeffrey Small, Esq. Alan Dean, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED/ PROPOSED MAXIMUM OFFERING PRICE PER UNIT/ PROPOSED MAXIMUM AGGREGATE OFFERING PRICE		AMOUNT OF REGISTRATION FEE
Convertible Senior Notes		(1)	(2)
Common stock, par value $.01 per share	—(3)	—	—(4)

(1)	An indeterminate amount of Convertible Senior Notes as may be offered at indeterminate prices are being registered. The Convertible Senior Notes may be offered in different series, with different rates and with different maturity dates.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of the registration fee.

(3)	An indeterminate number of shares of Common Stock may be issued from time to time upon conversion of the Convertible Senior Notes.

(4)	No additional consideration will be received for the Common Stock issuable upon conversion of the Convertible Senior Notes. Therefore, no additional registration fee is required pursuant to Rule 457(r) under the Securities Act.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PROSPECTUS

(Subject to Completion) Issued May 3, 2007

$300,000,000

    % Convertible Senior Notes Due May 15, 2012

Interest payable on May 15 and November 15

Holders may convert their    % Convertible Senior Notes due May 15, 2012 based on a conversion rate of              shares of common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $             per share of common stock), subject to adjustment, on or prior to the close of business on the business day immediately preceding the maturity date for the notes only under the following circumstances: (1) if the closing price of our common stock reaches a specified threshold within a specified period, (2) if specified distributions to holders of our common stock are made or specified corporate events occur, (3) during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate or (4) during the last three months prior to the maturity date of the notes. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. At any time on or prior to the maturity date of the notes, we may irrevocably elect to deliver cash up to the aggregate principal amount of the notes to be converted, and shares of our common stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. If a holder elects to convert its notes in connection with a make-whole change in control (as defined in this prospectus), we will, in certain circumstances, pay a make-whole premium by increasing the conversion rate for notes converted in connection with such make-whole change in control.

We may not redeem the notes prior to their maturity. If we experience a change in control or a termination of trading, holders may require us to repurchase for cash all or a portion of the notes, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the repurchase date.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. For a more detailed description of the notes, see “Description of Notes” beginning on page 24.

The notes will not be listed on any securities exchange nor included in any automatic quotation system. Our common stock is listed on The NASDAQ Global Market under the symbol “SVVS.” On May 2, 2007, the last reported sale price of our common stock was $50.72 per share.

Investing in the notes involves risks. See “ Risk Factors” beginning on page 8.

PRICE     % AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriting Discounts and Commissions	Proceeds to SAVVIS
Per Note	%	%	%
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional $45,000,000 principal amount of the notes, solely to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on May     , 2007.

Joint Book-Running Managers

MORGAN STANLEY	GOLDMAN, SACHS & CO.

BANC OF AMERICA SECURITIES LLC	LEHMAN BROTHERS

May     , 2007

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where such offer or any sale of shares would be unlawful. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

When used in this prospectus, except for purposes of the “Description of Notes” section or where the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to SAVVIS, Inc. and its consolidated subsidiaries.

-i-

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including our consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus and the “Risk Factors” section, before making an investment decision. Except where we state otherwise, the information we present in this prospectus reflects a one-for-fifteen reverse stock split of our common stock effected on June 6, 2006 and assumes the underwriters do not exercise their over-allotment option.

Overview

We provide integrated hosting, network, and professional services through our end-to-end global infrastructure to businesses around the world and to U.S. federal government agencies. Our solutions are designed to offer a flexible, comprehensive IT solution that meets the specific business and infrastructure needs of our customers. Our suite of products, including utility, or “on demand” IT infrastructure solutions, can be purchased individually, in various combinations, or as part of a total or partial outsourcing arrangement. Our point solutions meet the specific needs of customers who require control of their physical assets, while our utility solution provides customers with on-demand access to our services and infrastructure without the upfront capital costs. By outsourcing significant elements of their network and IT infrastructure needs, our customers are able to focus on their core business while we ensure the performance of their IT infrastructure. We have over 4,500 customers across all industries with a particular emphasis in the financial services, media and entertainment, retail, and the U.S. federal government sectors.

Our Services

Our primary products and services include the following: (i) hosting services, including colocation and managed hosting; (ii) network services; and (iii) other services.

Hosting services provide the core facilities and network infrastructure to run business applications, provide data storage, and redundancy services. Our hosting service is comprised of colocation and managed hosting, which includes utility computing and professional services. Our hosting services allow our customers to choose the amount of IT infrastructure they prefer to outsource to support their business applications. Customers can scale their use of our services as their own requirements grow and as the benefits of outsourcing IT infrastructure management become more apparent.

•

Colocation is designed for customers seeking data center space and power for their server and networking equipment needs. We manage 24 data centers located in the United States, Europe, and Asia with approximately 1.4 million square feet of gross raised floor space, providing our customers around the world with a secure, high-powered, purposed-built location for their IT equipment.

•

Managed hosting services provide an outsourced solution for a customer’s server and network equipment needs. In providing our managed hosting services, we deploy industry standard hardware and software platforms that are installed in our data centers to deliver the services necessary for operating our customers’ applications. We provide our managed hosting services, including related technology and operations support, on a monthly fee basis. Our managed hosting services also include our utility computing services and professional services.

Network services are comprised of our managed IP VPN service and other network services, including Tier 1 Internet services, High Speed Layer-2 VPN, and the services marketed under our WAM!Net brand. Managed IP VPN is a fully managed, end-to-end solution that includes all hardware, management systems, and operations to transport an enterprise’s video and data applications. Our WAM!Net services provide a shared infrastructure tied to applications that streamline process and workflow around the creation, production, and distribution of digital media and marketing content.

Other services are comprised of streaming and caching services that we provide to Level 3 Communications, Inc. (Level 3) pursuant to a reseller agreement that we entered into with Level 3 in January 2007, in connection with their purchase of the assets related to our content delivery network services, and the services that we provide under our contract with Moneyline Telerate Holdings, Inc. (Telerate), which contract was assigned to Reuters Limited and Reuters S.A. (collectively, Reuters) in June 2005, in connection with Reuters’ acquisition of Telerate. As previously announced, we expect revenue from other services to be reduced to zero as CDN customers transition to Level 3 and due to the contract migration of Telerate services to Reuters products.

Our Strategy

We are implementing a series of strategic initiatives designed to grow our business and maximize our financial performance. These strategic initiatives include:

•

Leverage our data centers and global network.    We currently operate 24 data centers and an extensive global network, which we expect will provide us with significant operating leverage as we increase the amount of our revenue that is derived from managed services. By supplementing and replacing existing customers that purchase only basic colocation or network services with enterprise customers that purchase our higher priced managed services, we expect to be able to increase the revenues we derive from these data centers. On December 19, 2006, we announced plans to upgrade our network to a next-generation Internet Protocol, or IP network, and we expect to begin offering services over the network in mid-2007. In addition, on December 26, 2006, we announced plans to develop four new data centers, with the intention of opening them in the fourth quarter of 2007. In total, upon completion, the four centers will add approximately 180,000 square feet of gross raised floor space and will enable us to sell additional colocation and managed hosting services.

•

Price according to market conditions.    Prices for colocation services have increased as the demand for data center space in large markets has created relative scarcity in the past 18 months. Many of our existing colocation customers contracted with us for services when demand for colocation and the price for colocation services was low, specifically during the last IT industry down cycle. We believe that as these contracts expire, we will be able to replace them with market rate contracts, thereby growing our hosting revenue from colocation services while only marginally increasing our related expenses.

•

Offer broad integrated comprehensive services.    Our broad, integrated, comprehensive offering of IT services allows us to act as a full service provider to our customers. Unlike most of our competitors who have limited or single service offerings, we offer a full range of solutions, including computing, storage, applications, network, and hosting. Our full service orientation creates incremental revenue growth as customers seek to minimize the number of outside vendors and demand “one-stop” service providers.

•

Target the right customers.    We specifically target customers that we believe will receive the most economic gain from using our technology. Many mid-size businesses have traditionally outsourced single IT service offerings, such as network services or hosting services, and have continued to own and manage portions of their IT infrastructure themselves. These businesses can lower the overall cost of their IT operations while improving the quality of their IT systems by purchasing our managed services and outsourcing the majority of their IT services. We believe that pursuing these customers will allow us to increase revenues as these customers purchase our higher margin services while at the same time reducing their overall IT costs.

•	Move our customers up the value chain. We offer a broad portfolio of IT services that can be used as part of a total IT infrastructure outsourcing solution for our customers. Despite our full service offerings, many of our existing customers contract with us to provide only specific commodity services such as bandwidth, space, and power. Our strategy is to offer our existing customer base an attractive migration path to managed services, which enables us to achieve higher margins than traditional commodity services and higher levels of customer retention.

Our Infrastructure

We provide our services through our global infrastructure that extends to 39 countries and includes:

•	24 Data Centers in the United States, Europe, and Asia with approximately 1.4 million square feet of gross raised floor space;

•	Managed IP Network with over 22,000 endpoints around the world;

•	Tier 1 OC-192 Internet Backbone with over 17,000 miles of fiber; and

•	Operations Support System, or OSS, which provides automated provisioning, end-to-end management, and integration with commercial element management systems.

We have combined our global infrastructure with our virtualization and automation technologies to allow us to offer our services as part of a total outsourcing solution or on a utility services basis. By applying our virtualization technology to our servers, storage, security, and network devices, we are able to offer customers connected to our network access to a suite of services on an on-demand or “utility” basis, without the customer having to purchase, install, and configure equipment, and with the ability to easily scale the infrastructure to meet evolving customer requirements.

Industry Trends

The IT strategy for many businesses has been increasingly focused on reducing costs, improving responsiveness to a changing business environment, and focusing resources on projects that deliver competitive advantages. While IT capabilities were often viewed as competitive advantages in the past, many businesses now recognize that a large part of their IT infrastructure no longer provides a strategic or financial advantage. As the core functions of IT, such as data storage, processing, and transport, have become commonplace throughout all industries, these functions have become routine and increasingly thought of as simply costs of doing business. Many businesses are also recognizing the high cost and inefficiency of managing IT themselves, including the difficulties of upgrading technology, training and retaining skilled personnel with domain expertise, and matching IT costs with actual benefits. Given these trends in IT strategy, budget constraints, and inefficient use of resources, businesses often look to outsource significant parts of their IT functions to trusted partners so they can focus on the areas that still provide competitive advantages, such as customer or industry-specific applications.

Most businesses today will consider outsourcing when reviewing their IT strategies, however, traditional outsourcing approaches do not often provide meaningful strategic, operational or financial benefits as many outsourcers simply operate a customer’s infrastructure without fundamentally changing or updating the underlying technology or the way the infrastructure is managed. For example, an outsourcer may run the customer’s current IT systems more efficiently, but because they use legacy technology, the customer will likely not achieve the benefits of an operating infrastructure utilizing the best of breed hardware, software, and IT research and development.

Our solution is to provide managed and utility infrastructure services that enable customers to improve the quality and lower the cost of their IT operations and increase the availability and flexibility of their IT systems. In addition, our solution allows our customers to have visibility and control of their application performance while shifting them from a corporate model based on large capital investments for buying, maintaining, and depreciating IT assets to a pay-as-you-go service model that allows customers to scale up or down their IT infrastructure as their business requirements change. Our approach enables us to be a flexible and scalable partner to our customers that can provide tailored, end-to-end IT infrastructure solutions on demand.

We were incorporated in Delaware in 1998. Our principal executive offices are located at 1 SAVVIS Parkway, Town & Country, MO 63017 and our telephone number is (314) 628-7000. Our website address is http://www.savvis.net. The information on our website is not incorporated by reference in and is not otherwise intended to be part of this prospectus. We have included our website address as an inactive textual reference only.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Issuer	SAVVIS, Inc.

Notes Offered	$300,000,000 principal amount of % Convertible Senior Notes due May 15, 2012.

Maturity Date	The notes will mature on May 15, 2012, subject to earlier repurchase or conversion.

Interest and Payment Dates	% per year on the principal amount accruing from May , 2007, and payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2007.

Conversion Rights	Holders may surrender their notes for conversion prior to the close of business on the business day immediately preceding the maturity date for the notes only under the following circumstances:

•       during any calendar quarter beginning after June 30, 2007 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the then applicable conversion price per share of the notes, which is $1,000, divided by the then applicable conversion rate of the notes;

• if specified distributions to holders of our common stock are made, or specified corporate events occur;

•       during the five business days after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate of the notes; or

• at any time on or after February 15, 2012.

The initial conversion rate for the notes is shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $ per share of common stock.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock to satisfy our conversion obligation, in each case calculated as described under “Description of Notes—Conversion Rights – Settlement Upon Conversion.” At any time on or prior to the relevant maturity date, we may make an irrevocable election to satisfy our conversion obligation by delivering cash up to the aggregate principal amount of notes to be converted, and shares of our common stock, cash or combination thereof in respect of the remainder, if any, of our conversion obligation. See “Description of Notes—Conversion Rights—Irrevocable Election of Net Share Settlement.” In each case, however, we may be prohibited by our agreements with lenders or other third parties from delivering cash to satisfy our conversion obligation under the notes. If delivering cash to settle our conversion obligation violates the provisions of, or causes a default under, our agreements with lenders or other third parties, we will not exercise our option to deliver cash. Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of Notes—Conversion Rights.”

Holders who convert their notes in connection with a make-whole change in control, as defined herein, may be entitled to a make-whole premium in the form of an increase in the conversion rate for notes converted in connection with such make-whole change in control. See “Description of Notes—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Make-Whole Change in Control.”

Repurchase Upon a Change in Control or Termination of Trading

Upon a change in control or termination of trading, each as defined herein, the holders may require us to repurchase for cash all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any. See “Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading.”

Ranking	The notes will be our general, unsecured obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of March 31, 2007, we had outstanding approximately $143.1 million of capital and financing method lease obligations, net of the current portion of $2.3 million, and $283.5 million of subordinated notes. The outstanding subordinated notes will not be subordinated to the notes offered hereby. In addition, as of March 31, 2007, we had unused availability of $74.1 million and $10.9 million of outstanding letters of credit under our revolving credit facility. Our obligations under our revolving credit facility are secured by substantially all of our assets. The capital and financing method lease obligations are equivalent to senior secured debt. The outstanding subordinated notes mature in the first quarter of 2009. We expect from time to time to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $292.1 million, or approximately $336.0 million if the underwriters exercise their option in full to purchase additional notes, in each case, after deducting underwriting discounts and estimated offering expenses.

We expect to use the net proceeds for general corporate purposes, which may include the refinancing of existing debt, capital expenditures, and acquisitions. We are not currently a party to any agreement, arrangement or understanding with respect to any acquisition transaction. Notwithstanding our anticipated use of the proceeds from this offering, we will retain broad discretion in the allocation and timing of the use of proceeds. Pending our use of the net proceeds from this offering, we intend to invest the proceeds in interest-bearing investment-grade securities.

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes – Global Notes; Book-Entry; Form.”

Form and Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Absence of a Trading Market for the Notes

The notes will not be listed on any securities exchange nor included in any automated quotation system. The notes will be new securities for which there is currently no trading market, and we cannot guarantee that an active or liquid market will develop.

The NASDAQ Global Market Symbol for Common Stock	Our common stock is listed on the NASDAQ Global Market under the symbol “SVVS.”

Trustee	The trustee for the notes is The Bank of New York.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and all other information included or incorporated by reference in this prospectus before making an investment decision. Any one or more of the following risks could materially adversely affect your investment in the notes or our business, financial condition, results of operations and prospects. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company.

Risks Related to Our Business

We have a history of net losses and we may continue to incur net losses.

Although we recognized net income of $114.5 million for the three months ended March 31, 2007, we incurred a net loss of $44.0 million for the year ended December 31, 2006 and $69.1 million in the year ended December 31, 2005 and we may incur net losses in the future. We may also have fluctuations in revenues, expenses and losses due to a number of factors including the following:

•	demand for and market acceptance of our Hosting and Managed IP VPN products;

•	increasing sales, marketing and other operating expenses;

•	our ability to retain key employees that maintain relationships with our customers;

•	the duration of the sales cycle for our services;

•	the announcement or introduction of new or enhanced services by our competitors;

•	acquisitions we may make;

•	changes in the prices we pay for utilities, local access connections, Internet connectivity and longhaul backbone connections; and

•	the timing and magnitude of capital expenditures, including costs relating to the expansion of operations, and of the replacement or upgrade of our network and hosting infrastructure.

Accordingly, our results of operations for any period may not be comparable to the results of operations for any other period and should not be relied upon as indications of future performance.

Our failure to meet performance standards under our agreements could result in our customers terminating their relationships with us or our customers being entitled to receive financial compensation, which could lead to reduced revenues.

Our agreements with our customers contain various guarantees regarding our performance and our levels of service. If we fail to provide the levels of service or performance required by our agreements, our customers may be able to receive service credits for their accounts and other financial compensation, as well as terminate their relationship with us. In addition, any inability to meet our service level commitments or other performance standards could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

We depend on a number of third-party providers, and the loss of, or problems with, one or more of these providers may impede our growth or cause us to lose customers.

We are dependent on third-party providers to supply products and services. For example, we lease equipment from equipment providers and we lease bandwidth capacity from telecommunications network providers in the quantities and quality we require. While we have entered into various agreements for equipment and carrier line capacity, any failure to obtain equipment or additional capacity, if required, would impede the growth of our business and cause our financial results to suffer. In addition, our customers that use the equipment we lease or the services of these telecommunication providers may in the future experience difficulties due to failures unrelated to our systems. If, for any reason, these providers fail to provide the required services to our customers or suffer other failures, we may incur financial losses and our customers may lose confidence in our company, and we may not be able to retain these customers.

Our significant indebtedness could limit our ability to operate our business successfully.

As of March 31, 2007, the total principal amount of our debt, including capital and financing method lease obligations and net of the original issue discount, was $429.0 million. On a pro forma basis, after giving effect to consummation of the offering and the issuance of the notes, our outstanding indebtedness as of March 31, 2007 would be $704.0 million. Our interest expense on our debt outstanding as of March 31, 2007, without giving effect to the issuance of the notes being offered hereby, will be approximately $80.2 million in 2007. Our cash debt service obligation on our debt outstanding as of March 31, 2007, without giving effect to the issuance of the notes being offered hereby, will be approximately $19.7 million in 2007. In February 2004, we issued $200.0 million in Series A Subordinated Notes, or Subordinated Notes, that accrued interest at the rate of 12.5% per annum until February 3, 2005, and thereafter at 15% per annum, in order to finance our acquisition of the assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc., or collectively CWA, and to provide ongoing funding to its operations and capital expenditures. Interest on the Subordinated Notes accrues on a non-cash basis and is payable semi-annually in additional Subordinated Notes. The Subordinated Notes, which will have an amount payable of $401.9 million, are due on January 30, 2009. Our revolving credit facility and capital lease obligations require monthly and quarterly cash payments for interest. While we do not currently have any outstanding loans under our revolving credit facility, we have outstanding letters of credit of $10.9 million and unused availability of $74.1 million as of March 31, 2007. Our revolving credit facility matures in 2008 and our capital and financing lease obligations have maturities ranging from three to fifteen years. In addition, on December 18, 2006, we entered into a loan agreement with Cisco Systems Capital Corporation which provides for up to $33.0 million of loans to purchase network equipment manufactured by Cisco Systems, Inc. Our level of indebtedness increases the possibility that we may not generate cash sufficient to pay, when due, the outstanding amount of our indebtedness. If we do not have sufficient cash available to repay our debt obligations when they mature, we will have to refinance such obligations, and there can be no assurance that we will be successful in such refinancing or that the terms of any refinancing will be acceptable to us. The amount of our debt also means that we will need to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, reducing the funds available for operations, working capital, capital expenditures, sales and marketing initiatives, acquisitions, and general corporate or other purposes.

We may not be able to secure additional financing on favorable terms to meet our future capital needs.

If we do not have sufficient cash flow from our operations, we may need to raise additional funds through equity or debt financings in the future in order to meet our operating and capital needs. We may not be able to secure additional debt or equity financing on favorable terms, or at all, at the time when we need such funding. If we are unable to raise additional funds, we may not be able to pursue our growth strategy and our business could suffer. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. In addition, any debt financing that we may secure in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, if we decide to raise funds through debt or convertible debt financings, we may be unable to meet our interest or principal payments.

We may make acquisitions or enter into joint ventures or strategic alliances, each of which is accompanied by inherent risks.

If appropriate opportunities present themselves, we may make acquisitions or investments or enter into joint ventures or strategic alliances with other companies. Risks commonly encountered in such transactions include:

•	the difficulty of assimilating the operations and personnel of the combined companies;

•	the risk that we may not be able to integrate the acquired services, products or technologies with our current services, products and technologies;

•	the potential disruption of our ongoing business;

•	the diversion of management attention from our existing business;

•	the inability to retain key technical and managerial personnel;

•	the inability of management to maximize our financial and strategic position through the successful integration of acquired businesses;

•	difficulty in maintaining controls, procedures and policies;

•	the impairment of relationships with employees, suppliers and customers as a result of any integration;

•	the loss of an acquired base of customers and accompanying revenue;

•	the assumption of leased facilities or other long-term commitments, or the assumptions of unknown liabilities, that could have a material adverse impact on our profitability and cash flow; and

•	possible dilution to our stockholders.

As a result of these potential problems and risks, businesses that we may acquire or invest in may not produce the revenue, earnings, or business synergies that we anticipated. In addition, we cannot assure you that any potential transaction will be successfully identified and completed or that, if completed, the acquired businesses or investment will generate sufficient revenue to offset the associated costs or other potential harmful effects on our business.

A material reduction in revenue from our largest customer, who represented 11% of our revenues in 2006 and 8% of our revenues in the first three months of 2007, or the loss of a significant group of our other customers could harm our financial results to the extent not offset by cost reductions or additional revenue from new or other existing customers.

Together, Reuters Limited and Telerate, which was acquired by Reuters in 2005, or Reuters, accounted for $87.6 million, or 11%, of our revenue in 2006 compared to $100.5 million, or 15%, of our revenue in 2005 and $15.6 million, or 8%, of our revenue for the first three months of 2007 compared to $22.8 million, or 13%, of our revenue in the first three months of 2006. This reduction was primarily due to the reduction in services purchased by Reuters under our contract with Telerate. We expect that Reuters will cancel all of the services that we provide under our contract with Telerate over the next three months and that Reuters will account for less than 10% of our revenue in 2007. The loss of this customer or a significant group of our other customers, or a considerable reduction in the amount of our services that Reuters purchases or a significant group of our customers purchase, could materially reduce our revenues which, to the extent not offset by cost reductions or new customer additions, could materially reduce our cash flows and financial position. This may limit our ability to raise capital or fund our operations, working capital needs and capital expenditures in the future.

We may be liable for the material that content providers distribute over our network.

The law relating to the liability of private network operators for information carried on, stored or disseminated through their networks is still unsettled. We may become subject to legal claims relating to the content disseminated on our network. For example, lawsuits may be brought against us claiming that material on our network on which someone relied was inaccurate. Claims could also involve matters such as defamation, invasion of privacy, and copyright infringement. In addition, there are other issues such as online gambling where the legal issues remain uncertain. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our financial results could be negatively affected.

Failures in our products or services, including our network and colocation services, could disrupt our ability to provide services, increase our capital costs, result in a loss of customers or otherwise negatively affect our business.

Our ability to implement our business plan successfully depends upon our ability to provide high quality, reliable services. Interruptions in our ability to provide our services to our customers or failures in our products or services, through the occurrence of a natural disaster or other unanticipated problem, could adversely affect our business and reputation. For example, problems at one or more of our data center facilities could result in service interruptions or failures or could cause significant equipment damage. In addition, our network could be subject to unauthorized access, computer viruses, and other disruptive problems caused by customers, employees, or others. Unauthorized access, computer viruses or other disruptive problems could lead to interruptions, delays or cessation of service to our customers. Unauthorized access could also potentially jeopardize the security of confidential information of our customers or our customers’ end-users, which might expose us to liability from customers and the government agencies that regulate us, as well as deter potential customers from purchasing our services. Any internal or external breach in our network could severely harm our business and result in costly litigation and potential liability for us. Although we attempt to limit these risks contractually, there can be no assurance that we will limit the risk and not incur financial penalties. To the extent our customers demand that we accept unlimited liability and to the extent there is a competitive trend to accept it, such a trend could affect our ability to retain these limitations in our contracts at the risk of losing the business. In addition, we may be unable to implement disaster recovery or security measures in a timely manner or, if and when implemented, these measures may not be sufficient or could be circumvented through the reoccurrence of a natural disaster or other unanticipated problem, or as a result of accidental or intentional actions. Resolving network failures or alleviating security problems may also require interruptions, delays or cessation of service to our customers. Accordingly, failures in our products and services, including problems at our data centers, network interruptions or breaches of security on our network may result in significant liability, a loss of customers and damage to our reputation.

Increased energy costs, power outages and limited availability of electrical resources may adversely affect our operating results.

Our data centers are susceptible to regional costs of power and electrical power outages. We attempt to limit exposure to system downtime by using backup generators and power supplies. However, we may not be able to limit our exposure entirely even with these protections in place. In addition, we may not always be able to pass on the increased costs of energy to our customers, which could harm our business. Furthermore, power and cooling requirements at our data centers are increasing as a result of the increasing power demands of today’s servers. Since we rely on third parties to provide our data centers with power sufficient to meet our customers’ power needs, and we generally do not control the amount of power drawn by our customers, our data centers could have a limited or inadequate amount of electrical resources. This could adversely affect our relationships with our customers and hinder our ability to run our data centers, which could harm our business.

If we are unable to recruit or retain qualified personnel, our business could be harmed.

We must continue to identify, hire, train and retain IT professionals, technical engineers, operations employees, and sales and senior management personnel who maintain relationships with our customers and who can provide the technical, strategic and marketing skills required for our company to grow. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of these personnel.

The failure to recruit and retain necessary technical, managerial, sales and marketing personnel could harm our business and our ability to grow our company.

Our failure to implement our growth strategy successfully could harm our business.

Our growth strategy includes increasing revenue from our colocation and managed hosting services and upgrading our network to next generation equipment and protocols. Increasing revenue from our colocation and managed hosting services depends on our ability to raise prices to existing customers or replacing them with higher paying customers and our ability to lease facilities in the desired markets where there is a demand for these services on commercially reasonable terms. We have announced plans to upgrade our network equipment and protocols and to develop four new data centers in 2007 as part of our growth strategy. If there are any significant unplanned delays in either of these initiatives, the cost of implementing these initiatives exceeds our projections or we experience technical issues with these initiatives, our financial results may be harmed. Furthermore, if we experience problems with the performance of our network during our planned upgrade, our customers may be able to receive service credits for their accounts or terminate their contracts with us, which could reduce our revenues. There is no assurance that we will be able to implement these initiatives in a timely or cost effective manner, and this failure to implement our growth strategy could cause our operations and financial results to be negatively impacted.

We may not be able to protect our intellectual property rights.

We rely upon a combination of internal and external nondisclosure safeguards including confidentiality agreements, as well as trade secret laws to protect our proprietary rights. We cannot, however, assure that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement.

We have agreed to certain indemnification obligations which, if we are required to perform, may negatively impact our operations.

In connection with our sale of the assets related to our digital content services, we agreed to indemnify the purchaser for certain losses that it may incur due to a breach of our representations and warranties. If we are required to perform such obligations should they arise, this may harm our operations and prevent us from being able to engage in favorable business activities, consummate strategic acquisitions or otherwise fund capital needs.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets.

For the three months ended March 31, 2007, 14% of our total revenue was generated in countries outside of the United States. Some risks inherent in conducting business internationally include:

•	unexpected changes in regulatory, tax and political environments;

•	longer payment cycles and problems collecting accounts receivable;

•	fluctuations in currency exchange rates;

•	our ability to secure and maintain the necessary physical and telecommunications infrastructure;

•	challenges in staffing and managing foreign operations; and

•	laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States.

Any one or more of these factors could adversely affect our business.

Risks Related to Our Industry

The markets for our hosting, network and professional services are highly competitive, and we may not be able to compete effectively.

The markets for our hosting, network and professional services are extremely competitive. We expect that competition will intensify in the future, and we may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully in these markets. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and greater market presence, engineering and marketing capabilities and financial, technological and personnel resources than we do. As a result, as compared to us, our competitors may:

•	develop and expand their networking infrastructures and service offerings more efficiently or more quickly;

•	adapt more rapidly to new or emerging technologies and changes in customer requirements;

•	take advantage of acquisitions and other opportunities more effectively;

•	develop products and services that are superior to ours or have greater market acceptance;

•	adopt more aggressive pricing policies and devote greater resources to the promotion, marketing, sale, research and development of their products and services;

•	make more attractive offers to our existing and potential employees;

•	establish cooperative relationships with each other or with third parties; and

•	more effectively take advantage of existing relationships with customers or exploit a more widely recognized brand name to market and sell their services.

Our failure to achieve desired price levels could impact our ability to achieve profitability or positive cash flow.

We have experienced and expect to continue to experience pricing pressure for some of the services that we offer. Prices for Internet services have decreased in recent years and may decline in the future. In addition, by bundling their services and reducing the overall cost of their services, telecommunications companies that compete with us may be able to provide customers with reduced communications costs in connection with their hosting, data networking or Internet access services, thereby significantly increasing pricing pressure on us. We may not be able to offset the effects of any such price reductions even with an increase in the number of our customers, higher revenues from enhanced services, cost reductions or otherwise. In addition, we believe that the data networking and VPNs and Internet access and hosting industries are likely to continue to encounter consolidation which could result in greater efficiencies in the future. Increased price competition or consolidation in these markets could result in erosion of our revenues and operating margins and could have a negative impact on our profitability. Furthermore, these larger consolidated telecommunication providers have indicated that they want to start billing companies delivering services over the Internet a premium charge for priority access to connected customers. If these providers are able to charge companies such as us for this, our costs will increase, and this could affect our results of operations.

Our operations could be adversely affected if we are unable to maintain peering arrangements with Internet Service Providers on favorable terms.

We enter into peering agreements with Internet Service Providers that allow us to access the Internet and exchange traffic with these providers. Previously, many providers agreed to exchange traffic without charging each other. Recently, however, many providers that previously offered peering have reduced peering relationships or are seeking to impose charges for transit, especially for unbalanced traffic offered and received by us to these peering partners. For example, several network operators with large numbers of individual users claim that they should be able to charge network operators and businesses that send traffic to those users. Increases in costs associated with Internet and exchange traffic could have an adverse effect on our business. If we are not able to maintain our peering relationships on favorable terms, we may not be able to provide our customers with affordable services, which would adversely affect our results from operations.

New technologies could displace our services or render them obsolete.

New technologies or industry standards have the potential to replace or provide lower cost alternatives to our hosting, networking and Internet access services. The adoption of such new technologies or industry standards could render our technology and services obsolete or unmarketable or require us to incur significant capital expenditures to expand and upgrade our technology to meet new standards. We cannot guarantee that we will be able to identify new service opportunities successfully, or if identified, be able to develop and bring new products and services to market in a timely and cost-effective manner. In addition, we cannot guarantee that services or technologies developed by others will not render our current and future services non-competitive or obsolete or that our current and future services will achieve or sustain market acceptance or be able to address effectively the compatibility and interoperability issues raised by technological changes or new industry standards. If we fail to anticipate the emergence of, or obtain access to a new technology or industry standard, we may incur increased costs if we seek to use those technologies and standards, or our competitors that use such technologies and standards may use them more cost-effectively than we do.

The data networking and Internet access industries are highly regulated in many of the countries in which we currently operate or plan to provide services, which could restrict our ability to conduct business in the United States and internationally.

We are subject to varying degrees of regulation in each of the jurisdictions in which we provide services. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions. Future regulatory, judicial and legislative changes may have a material adverse effect on our ability to deliver services within various jurisdictions. For example, the European Union enacted a data retention scheme that, once implemented by individual member states, will involve requirements to retain certain IP data that could have an impact on our operations in Europe. Moreover, national regulatory frameworks that are consistent with the policies and requirements of the World Trade Organization have only recently been, or are still being, put in place in many countries. Accordingly, many countries are still in the early stages of providing for and adapting to a liberalized telecommunications market. As a result, in these markets we may encounter more protracted and difficult procedures to obtain licenses.

Within the United States, the U.S. government continues to evaluate the data networking and Internet access industries. The Federal Communications Commission, or FCC, has a number of on-going proceedings that could impact our ability to provide services. Such regulations and policies may complicate our efforts to provide services in the future. Our operations are dependent on licenses and authorizations from governmental authorities in most of the foreign jurisdictions in which we operate or plan to operate and, with respect to a limited number of our services, in the United States. These licenses and authorizations generally will contain clauses pursuant to which we may be fined or our license may be revoked on short notice. Consequently, we may not be able to obtain or retain the licenses necessary for our operations.

Our financial results will be negatively impacted if the demand for data center space does not continue to increase as more data centers are built.

Recently, the demand for data center space has risen significantly causing the prices that we can charge our customers for our data center space to increase. Due to the increased demand, new data centers have been built in the markets in which we compete. If the demand for data center space in these markets does not continue to increase as these new data centers are built, there will be excess capacity in the marketplace which could lead to lower prices for our services and have a negative impact on our financial results.

Risks Related to Our Common Stock

Sales of a significant amount of our common stock in the public market could reduce our stock price and impair our ability to raise funds in new stock offerings.

We have approximately 52.7 million shares of common stock outstanding as of April 26, 2007. As of April 26, 2007, the holders of 24.1 million shares of our common stock are entitled to certain registration rights. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity and equity-related securities in the future at a time and at a price that we consider appropriate.

Our stock price is subject to significant volatility.

Since April 2006 until the present, the closing price per share of our common stock has ranged from a high of $52.56 per share to a low of $21.45 per share. Our stock price has been and may continue to be subject to significant volatility due to sales of our securities by significant stockholders and the other risks and uncertainties described or incorporated by reference herein. The price of our common stock may also fluctuate due to conditions in the technology industry or in the financial markets generally.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage a takeover.

Our certificate of incorporation and Delaware law contain provisions which may make it more difficult for a third party to acquire us, including provisions that give the Board of Directors the power to issue shares of preferred stock. We have also chosen to be subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prevents a stockholder of more than 15% of a company’s voting stock from entering into business combinations set forth under Section 203 with that company.

Risks Relating to the Notes

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of March 31, 2007, we had outstanding approximately $143.1 million of capital and financing method lease obligations, net of the current portion of $2.3 million, and $283.5 million of subordinated notes. The capital and financing method lease obligations are equivalent to senior secured debt. The outstanding subordinated notes mature in the first quarter of 2009. The outstanding subordinated notes will not be subordinated to the notes offered hereby. In addition, under our revolving credit facility, we have unused availability of $74.1 million and $10.9 million of outstanding letters of credit. Our obligations under our revolving credit facility are secured by substantially all of our assets. We expect from time to time to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of Notes—General.”

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

Future sales or issuances of our common stock may depress the trading price of our common stock and the notes.

The sale of substantial amounts of our common stock could adversely impact the market price of our common stock, which could in turn negatively affect the trading price of the notes. In particular, investment partnerships sponsored by Welsh, Carson, Anderson & Stowe beneficially own approximately 45.6% of our outstanding common stock and they and other investors have certain registration rights. See “—Sales of a significant amount of our common stock in the public market could reduce our stock price and impair our ability to raise funds in new stock offerings.”

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, negatively affect the trading price of the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no trading market, and an active trading market might never develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our shares of common stock, our performance and other factors.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, and without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes.

Even if a trading market for the notes develops, it may not be liquid. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes, may impact the price of the notes and may make the notes more difficult to resell.

The ability of holders of the notes to convert the notes prior to the three-month period immediately preceding the maturity date for such notes is conditioned on the closing price of our common stock reaching a specified threshold, the trading price of the notes falling below a certain level or the occurrence of specified corporate events, such as a change in control or a termination of trading. If the closing price threshold for conversion of the notes is satisfied at the end of a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied, the trading price of the notes does not fall below the relevant threshold and none of the specified distributions or corporate events that would permit a holder to convert notes occurs, holders would not be able to convert notes except during the three-month period prior to the maturity date of the notes.

Because the notes may be convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and/or the value of the consideration payable upon the conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The limited protections in the indenture and notes against certain types of important corporate events may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

•	protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or incur liabilities that would be structurally senior to our indebtedness;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock, but would not constitute a “change in control” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Under the notes, if we elect to settle all or any portion of our conversion obligation in cash (other than solely cash in lieu of any fractional shares) or if we irrevocably elect net share settlement upon conversion, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common stock for each trading day in a 20-trading day period. As described under “Description of Notes—Conversion Rights,” this period will occur after the date on which your notes are surrendered for conversion for all notes surrendered for conversion prior to the 24th scheduled trading day prior to maturity. Accordingly, if the price of our common stock decreases during this period, the amount of consideration you receive will be adversely affected. You may be similarly affected by conversions on or after the 24th scheduled trading day prior to maturity. In addition, if we elect to settle a portion, but less than all, of our conversion obligation in cash (other than solely cash in lieu of any fractional shares) or if we irrevocably elect net share settlement upon conversion, and the market price of our common stock at the end of such 20-trading day period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

The conversion rate for the notes may not be adjusted for all dilutive events that may occur.

The conversion rate for the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on shares of our common stock, the issuance of certain rights or warrants, subdivisions or combinations of shares of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of Notes—Adjustment to Conversion Rate.” Such conversion rates will not be adjusted for other events, such as stock issuances for cash or third-party tender offers, that may adversely affect the trading price of the notes or any common stock. See “Description of Notes—Adjustment to Conversion Rate.” We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider the interests of holders of the notes in deciding whether to issue common stock. We also may be restricted from increasing the conversion rate beyond a specified maximum of              shares per $1,000 principal amount of the notes, subject to adjustment in the same manner as described above. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The adjustment to the conversion rate for notes converted in connection with a make-whole change in control may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole change in control (as defined herein) occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole change in control. The increase in the conversion rate will be determined based on the date on which the make-whole change in control becomes effective and the price paid per share of our common stock in the make-whole change in control (in the case of a make-whole change in control described in the second bullet of the definition of change in control in which holders of our common stock receive only cash), or in the case of any other make-whole change in control, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole change in control, as described below under “Description of Notes—Conversion Rights—Adjustments to Conversion Rate Upon a Make-Whole Change in Control.” The adjustment to the conversion rate for notes converted in connection with a make-whole change in control may not adequately compensate you for any lost option value with respect to your notes as a result of such make-whole change in control. In addition, if the price of our common stock used to determine the adjustment upon a make-whole change in control is greater than $                     per share or less than $                     per share (each such price, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed                      per $1,000 principal amount of the notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Adjustment to Conversion Rate.” In addition, our obligation to increase the conversion rate in connection with any such make-whole change in control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Because your right to require our repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that is not a change in control under the indenture.

The term “change in control” is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes. Our obligation to repurchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. You will not be entitled to any rights as a holder of our common stock until the close of business on the conversion date (if we deliver solely shares of our common stock in respect of our conversion obligation, other than cash in lieu of fractional shares) or the close of business on the last trading day of the relevant cash settlement averaging period (if we deliver cash in respect of any portion of our conversion obligation (other than solely cash in lieu of any fractional shares) or if we have irrevocably elected net share settlement upon conversion). For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of any common stock upon conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not be able to raise the funds necessary to repay the notes when due, finance a change in control or termination of trading repurchase or to make the payments due upon conversion.

At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, upon the occurrence of a change in control or termination of trading, holders of notes may require us to repurchase their notes. Furthermore, unless we elect to deliver solely shares of our common stock upon conversion of the notes, other than cash in lieu of fractional shares, we will be required to make cash payments to holders on conversion thereof. However, it is possible that we would not have sufficient funds to repay the notes at maturity, to make the required repurchase of the notes or to make cash payments on conversion. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indenture. See “Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading.”

Our revolving credit facility prohibits us from repurchasing the notes or delivering cash to satisfy our conversion obligation on the notes.

Our revolving credit facility prohibits us, and future indebtedness we incur or other agreements we may enter into may also prohibit us, from repurchasing the notes or delivering cash to satisfy our conversion obligation on the notes. If holders of the notes were to require us to repurchase their notes or to convert their notes after we have made an irrevocable net share settlement election, at a time when we are prohibited from repurchasing the notes or delivering cash to satisfy our conversion obligation, we could seek the consent of our other lenders or attempt to refinance our other indebtedness. If we were unable to secure the required consent or refinance, we would not be permitted to repurchase or convert the notes, and our failure to repurchase or convert the notes would constitute a default under the indenture. A default under the indenture could lead to the acceleration of our indebtedness to other lenders. If the notes or our other indebtedness were to be accelerated, we may not have sufficient funds to repay the total amount due. In addition, we may not amend the indenture without the consent of our lenders under our revolving credit facility.

The change in control or termination of trading repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to repurchase the notes for cash in the event of a change in control or termination of trading. A takeover of our company would trigger the requirement that we repurchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure.

If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, non-U.S. holders (as defined below) may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes, which we may, at our option, set off against payments of cash and deliveries of common stock on the notes. See the discussions under the headings “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions” for more details.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal,” or the negative of those words or other comparable words are intended to identify forward-looking statements.

These statements appear in a number of places in this prospectus and documents incorporated by reference in this prospectus and are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are subject to risks, uncertainties and assumptions about SAVVIS, and its subsidiaries and businesses, and are not guarantees of performance. Many factors could affect our actual financial condition or results of operations and could cause actual results to differ materially form those in the forward-looking statements. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements are contained herein under “Risk Factors” and elsewhere in this prospectus. Because, any or all of these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by SAVVIS, you should not place undue reliance on any forward-looking statement. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update beyond that required by law any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the other documents filed by SAVVIS with the Securities and Exchange Commission, or the SEC.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $292.1 million, or approximately $336.0 million if the underwriters exercise their option in full to purchase additional notes, in each case, after deducting underwriting discounts and estimated offering expenses.

We expect to use the net proceeds from this offering for general corporate purposes, which may include the refinancing of existing debt, capital expenditures, and acquisitions. We are not currently a party to any agreement, arrangement or understanding with respect to any acquisition transaction. Notwithstanding our anticipated use of the proceeds from this offering, we will retain broad discretion in the allocation and timing of the use of proceeds. Pending our use of the net proceeds from this offering, we intend to invest the proceeds in interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of March 31, 2007. Our capitalization is presented:

•	on an actual basis; and

•

as adjusted to reflect the incurrence of indebtedness and receipt of estimated net proceeds from the sale of the notes in this offering, excluding the additional indebtedness we might incur and additional proceeds we might receive if the underwriters exercise their option to purchase additional notes.

	As of March 31, 2007
	Actual	As Adjusted
	(Unaudited) (In thousands, except share amounts)
Cash and cash equivalents	$221,574	$513,674
Debt:
Subordinated notes(1)	$283,527	$283,527
Capital and financing method lease obligations, net of current portion	143,112	143,112
% Convertible Senior Notes due May , 2012	—	300,000

Total debt	426,639	726,639

Stockholders’ equity:
Common stock, $0.01 par value; 1,500,000,000 shares authorized 52,649,284 shares issued and outstanding(2)	$527	$527
Additional paid-in capital	708,568	708,568
Accumulated other comprehensive loss	(2,701)	(2,701)
Accumulated deficit	(719,951)	(719,951)

Total stockholders’ deficit	(13,557)	(13,557)

Total capitalization	$413,082	$713,082

(1)	The outstanding principal amount of the subordinated notes is net of original issue discount of $27.3 million.
(2)	Our outstanding common stock as of March 31, 2007 excludes 4,729,893 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2007 at a weighted average exercise price of $27.42 per share and 1,546,860 shares of common stock issuable upon the vesting of outstanding restricted stock units and restricted preferred stock units. Our outstanding common stock as adjusted as of March 31, 2007 also excludes shares of common stock to be issuable upon conversion of the notes offered by this prospectus.

DIVIDEND POLICY

We have never declared or paid cash dividends. We currently intend to retain any future earnings for the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “SVVS.” Prior to August 31, 2006 our common stock was listed on the Nasdaq Capital Market. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of the common stock as reported by Nasdaq:

	High	Low
2005
First Quarter	$17.55	$8.55
Second Quarter	17.40	6.15
Third Quarter	18.45	11.85
Fourth Quarter	11.85	7.80
2006
First Quarter	$22.50	$10.05
Second Quarter	32.03	21.45
Third Quarter	32.59	23.91
Fourth Quarter	37.82	28.16
2007
First Quarter	$48.53	$34.69
Second Quarter (through May 2, 2007)	52.56	45.65

On May 2, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $50.72 per share. As of May 2, 2007, there were approximately 379 holders of record of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

We have computed our ratio of earnings to fixed charges by dividing pre-tax income (loss) from continuing operations before fixed charges by fixed charges. Fixed charges are the sum of the following:

•	interest expense;

•	amortized capitalized expenses related to indebtedness; and

•	an estimate of the interest within rental expense.

Our ratio of earnings to fixed charges was 5.7 times and 2.0 times for the three months ended March 31, 2007, and the year ended December 31, 2002, respectively. For the years ended December 31, 2006, 2005, 2004, and 2003 our earnings were insufficient to cover fixed charges by $42.1 million, $69.1 million, $148.8 million, and $94.0 million, respectively.

DESCRIPTION OF NOTES

We will issue the notes under an indenture to be dated as of May     , 2007, by and between us and The Bank of New York, as trustee. As used in this description of notes, the words “we,” “us,” “our” or SAVVIS refer only to SAVVIS, Inc., a Delaware corporation, and do not include any of our current or future subsidiaries. We have summarized below the material provisions of the indenture and the notes. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. Copies of the indenture, including forms of the notes, are available upon request to us. See “Where You Can Find Additional Information.”

General

We are offering $300,000,000 aggregate principal amount of our         % Convertible Senior Notes due May 15, 2012 (or $345,000,000 if the underwriters exercise their over-allotment option in full), which we refer to as the “notes.” The notes will mature on May 15, 2012, subject to earlier conversion or repurchase. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose.

The notes will be our general, unsecured obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of March 31, 2007, we had outstanding approximately $143.1 million of capital and financing method lease obligations, net of the current portion of $2.3 million, and $283.5 million of subordinated notes. The outstanding subordinated notes will not be subordinated to the notes offered hereby. In addition, as of March 31, 2007, we had unused availability of $74.1 million and $10.9 million of outstanding letters of credit under our revolving credit facility. Our obligations under our revolving credit facility are secured by substantially all of our assets. The capital and financing method lease obligations are equivalent to senior secured debt. The outstanding subordinated notes mature in the first quarter of 2009. We expect from time to time to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur.

The notes bear interest at the rate of             % per year. Interest on the notes will accrue from May     , 2007, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2007, to holders of record at the close of business on the May 1 or the November 1 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued for the period commencing on, and including, the immediately preceding interest payment date (or, if none, May     , 2007) through the day before the applicable interest payment date (or the applicable repurchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder upon a change in control (as defined below) or a termination of trading (as defined below).

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

We may at any time, to the extent permitted by applicable law, purchase the notes in the open market or by tender at any price or by private agreement.

Conversion Rights

General

Holders may convert their notes into the consideration described below under “—Settlement Elections” prior to the close of business on the business day immediately preceding the maturity date for the notes based on an initial conversion rate of              shares of our common stock, par value $0.01 per share (“common stock”), per $1,000 principal amount of notes (equivalent to an initial conversion price (as defined below) of approximately $             per share of common stock), only if the conditions for conversion described below are satisfied.

Holders may convert their notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. In connection with each such conversion, we may elect to deliver shares of our common stock, cash or a combination thereof in respect of our conversion obligation. As described under “—Irrevocable Election of Net Share Settlement,” we may make an irrevocable election as to the form of consideration that we will be required to deliver in respect of all future conversions. Any such election will provide for the delivery of cash up to the aggregate principal amount of notes to be converted, and shares of our common stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. We refer to this settlement method following such an irrevocable election as “net share settlement.” We are currently prohibited by our revolving credit facility, and future agreements with lenders or other third parties may prohibit us, from delivering cash to satisfy our conversion obligation under the notes. If delivering cash to settle our conversion obligation violates the provisions of, or causes a default under, our agreements with third parties, we will not exercise our option to deliver cash.

If a holder has submitted its notes for repurchase upon a change in control or a termination of trading, such holder may thereafter convert its notes only if it has previously withdrawn its repurchase election in accordance with the terms of the indenture.

Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing price of our common stock on the trading day prior to the applicable conversion date (if we deliver solely shares of our common stock to satisfy our conversion obligation, other than cash in lieu of fractional shares) or the closing price of our common stock on the last trading day of the relevant cash settlement averaging period (if we deliver cash to satisfy a portion, but less than all, of our conversion obligation, other than solely cash in lieu of any fractional shares, or if we have irrevocably elected net share settlement upon conversion). Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, cash or a combination of cash and shares of our common stock, as the case may be, together with any cash in lieu of fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if we have specified a repurchase date that is after a record date but on or prior to the next succeeding interest payment date, (2) with respect to any notes converted after the record date immediately preceding the maturity date of the notes or (3) to the extent of any overdue interest that exists at the time of conversion with respect to such note.

Upon determining that the holders are entitled to convert their notes in accordance with the provisions described below, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion in any calendar quarter commencing at any time after June 30, 2007, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the then applicable conversion price for the notes per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock or any other security on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock or such other security is traded. If our common stock or such other security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing price” will be the last quoted bid price for our common stock or such other security in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock or such other security is not so quoted, the closing price will be the average of the mid-point of the last bid and ask prices for our common stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The closing price will be determined without reference to extended or after hours trading.

The conversion trigger price immediately following issuance of the notes will be $            , which is 120% of the initial conversion price for such notes per share of common stock. The foregoing conversion trigger price is subject to adjustment for the same events that would require an adjustment to the conversion rate.

We will determine at the beginning of each calendar quarter commencing at any time after June 30, 2007 (through the calendar quarter ending March 31, 2012) whether the notes are convertible as a result of the price of our common stock and notify the conversion agent and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender notes for conversion during the five business day period after any five consecutive trading day period, or the measurement period, in which the “trading price” per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the closing price of our common stock on such trading day and the then applicable conversion rate for the notes for such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of relevant notes will be deemed to be less than 98% of the product of the “closing price” of our common stock and the then applicable conversion rate for the notes.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate for such notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing price of our common stock and the then applicable conversion rate for the notes. If we do not, when we are obligated to, make a request to the trustee to determine the trading price of the notes, or if we make such request to the trustee and the trustee does not make such determination, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “closing price” of our common stock and the then applicable conversion rate for the notes.

If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing price of our common stock and the then applicable conversion rate for the notes, we shall so notify holders of the notes.

Conversion Upon Occurrence of Specified Corporate Events

If we elect to distribute to all holders of our common stock:

•

rights, options or warrants entitling them to subscribe for or purchase our common stock, for a period expiring within 60 days of the record date for such distribution, at less than the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the public announcement of such distribution, or

•

cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (i) and (ii) of the second paragraph under “—Adjustment to Conversion Rate—General”), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 15% of the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the first public announcement of such distribution, we must notify the holders of the notes at least 35 business days prior to the ex-date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-date or our announcement that such distribution will not take place, even if the notes are not convertible at that time.

No adjustment to the ability of the holders to convert will be made if the holders are entitled to participate (as a result of holding the notes, and at the same time as common stock holders participate) in such transaction as if such holders of the notes held a number shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

In addition, if a termination of trading, a change in control or a make-whole change in control that does not constitute a change in control occurs, or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after, in the case of a termination of trading, the earlier of the date the applicable securities exchange announces that a termination of trading will occur or the effective date of such termination of trading and, in the case of a change in control or make-whole change in control or other transaction described above, the date which is 35 business days prior to the anticipated effective time of the transaction until, in the case of a change in control or in the case of a termination of trading, until the related repurchase date (as defined below) and, in the case of a make-whole change in control that does not constitute a change in control or another transaction described above, 35 trading days after the actual date of such transaction. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 35 business days prior to the anticipated effective date of such transaction in the case of a change in control or a make-whole change in control and the earlier of the day immediately following the date the applicable securities exchange announces that a termination of trading will occur or the effective date of a termination of trading in the case of a termination of trading.

In the case of any make-whole change in control, (i) the conversion rate will be adjusted as set forth below under “—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Make-Whole Change in Control” for conversions in connection with such make-whole change in control and (ii) if such make-whole change in control also constitutes a change in control, the holder can require us to repurchase all or a portion of its notes as described under “—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading.”

Conversion During Three Months Prior to Maturity

Notwithstanding anything herein to the contrary, holders may surrender their notes for conversion at any time on or after February 15, 2012 until the close of business on the business day immediately preceding the maturity date for the notes.

Conversion Procedures

To convert its note into shares of our common stock, cash or a combination of cash and shares of our common stock, as the case may be, a holder must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the “conversion date” under the indenture. If a holder holds a beneficial interest in a global note, to convert such holder must comply with the last two requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note. A holder receiving shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the conversion date (if we deliver solely shares of our common stock in respect of our conversion obligation, other than cash in lieu of fractional shares) or the close of business on the last trading day of the cash settlement averaging period (if we deliver cash in respect of any portion of our conversion obligation, other than solely cash in lieu of any fractional shares, or if we have irrevocably elected net share settlement upon conversion).

Settlement Elections

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, we may elect to deliver cash or a combination of cash and shares of our common stock in satisfaction of our conversion obligation. We are currently prohibited by our revolving credit facility and future agreements with lenders or other third parties may prohibit us, from delivering cash to satisfy our conversion obligation under the notes. If delivering cash to settle our conversion obligation violates the provisions of, or causes a default under, our agreements with lenders or other third parties, we will not exercise our option to deliver cash.

We will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion (and the specified cash amount (as defined below), if applicable), as follows:

•

in respect of notes to be converted during the period on or after the 24th scheduled trading day immediately preceding the maturity date for such notes, no later than the 25th scheduled trading day prior to the maturity date for such notes; and

•	in all other cases, no later than two trading days following the applicable conversion date.

If we do not give any notice within the time periods described as to how we intend to settle, and we have not made an irrevocable net share settlement election, we will satisfy our conversion obligation only in shares of our common stock (except for any cash in lieu of fractional shares).

Irrevocable Election of Net Share Settlement

At any time on or prior to the 25th scheduled trading day prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the notes to be converted after the date of such election by delivering cash up to the aggregate principal amount of notes to be converted, and shares of our common stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation. We refer to this election as a net share settlement election, which will be in our sole discretion without the consent of the holders of notes. We are currently prohibited by our revolving credit facility and future agreements with lenders or other third parties may prohibit us, from delivering cash to satisfy our conversion obligation under the notes. If delivering cash to settle our conversion obligation violates the provisions of, or causes a default under, our agreements with lenders or other third parties, we will not exercise our option to deliver cash.

Upon making such election, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

Cash Settlement Notices

If we choose to satisfy any portion of our conversion obligation in cash, other than solely cash in lieu of any fractional shares, or if we have irrevocably elected net share settlement upon conversion, we will notify holders as described above of the amount to be satisfied in cash as a fixed dollar amount per $1,000 principal amount of notes (the “specified cash amount”). If we have previously irrevocably elected net share settlement upon conversion as described below, the specified cash amount must be at least $1,000. If we have made an irrevocable net share settlement election, and we fail to timely notify converting holders of the specified cash amount, the specified cash amount will be deemed to be $1,000.

We will treat all holders with the same cash settlement averaging period in the same manner. We will not, however, have any obligation to settle our conversion obligations arising with respect to different cash settlement averaging periods in the same manner. That is, we may choose with respect to one cash settlement averaging period to settle in shares of our common stock only and choose with respect to another cash settlement averaging period to settle in cash or a combination of cash and shares of our common stock.

Settlement Upon Conversion

If we elect to settle a conversion of notes only in shares of our common stock, such settlement will occur as soon as practicable after we notify holders that we have chosen this method of settlement, but in any event within three business days of the relevant conversion date.

Settlements made entirely or partially in cash (other than cash in lieu of fractional shares) will occur on the third business day following the final trading day of the cash settlement averaging period (as defined below).

The amount of cash and/or number of shares of common stock, as the case may be, due upon conversion will be determined as follows:

(1) If we elect to satisfy the entire conversion obligation in common stock, we will deliver to the holder a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional shares as described above).

(2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, for each $1,000 principal amount of notes, cash in an amount equal to the conversion value (as defined below).

(3) If we elect to satisfy the conversion obligation in a combination of cash and common stock or if we have made an irrevocable net share settlement election, we will deliver to the holder, for each $1,000 principal amount of notes:

•	cash in an amount equal to the lesser of (A) the specified cash amount (which will be at least $1,000 if we have made an irrevocable net share settlement election) and (B) the conversion value; and

•

if the conversion value is greater than the specified cash amount, a number of shares of our common stock equal to the sum of the daily share amounts (as defined below) for each of the twenty trading days in the cash settlement averaging period, plus cash in lieu of any fractional shares as described above.

The “conversion value” means the product of (1) the conversion rate, multiplied by (2) the average of the volume weighted average price (as defined below) per share of our common stock on each of the trading days during the cash settlement averaging period.

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page SVVS <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

The “cash settlement averaging period” means:

•

with respect to any conversion date occurring on or after the 24th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading day period ending on, and including, the third scheduled trading day immediately preceding the maturity date;

•	in all other cases, the 20 consecutive trading day period beginning on, and including, the third trading day immediately following the relevant conversion date.

The “daily share amount” means, for each trading day of the cash settlement averaging period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined pursuant to the following formula:

(	volume weighted average price per share of our common stock on such trading day	×	conversion rate in effect on the conversion date	)	–	specified cash amount
volume weighted average price per share of our common stock on such trading day				×	20

In calculating the daily share amount, the conversion rate on any day shall be appropriately adjusted to take into account the occurrence on or before such trading day of any event which would require an adjustment to the conversion rate as set forth above under “—Adjustment to the Conversion Rate—General.”

“Trading day” means, with respect to our common stock or any other security, a day during which (i) trading in our common stock or such other security generally occurs, (ii) there is no market disruption event (as defined below) and (iii) a closing price for our common stock or such other security (other than a closing price referred to in the next to last sentence of such definition) is available for such day; provided that if our common stock or such other security is not admitted for trading or quotation on or by any exchange, bureau or other organization, “trading day” will mean any business day.

“Market disruption event” means, with respect to our common stock or any other security, the occurrence or existence for more than one-half hour period in the aggregate on any scheduled trading day for our common stock or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or such other security or in any options, contracts or future contracts relating to our common stock or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Adjustment To Conversion Rate

General

The conversion rate on the notes will not be adjusted for accrued interest.

We will adjust the conversion rate on the notes if any of the following events occur:

(i) We issue dividends or distributions on shares of our common stock payable in shares of common stock.

(ii) We subdivide, combine or reclassify shares of our common stock.

(iii) We distribute to all holders of shares of our common stock rights, options or warrants to purchase shares of our common stock for a period expiring within 60 days after the record date for such distribution at less than the average of the closing prices for the five consecutive trading days immediately preceding the public announcement of such distribution.

(iv) We distribute to all holders of shares of our common stock our capital stock, assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding (1) any dividends or distributions described in clause (i) above, (2) any rights, options or warrants described in clause (iii) above and (3) any dividends or other distributions described in clause (v) below), in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the current market price (as defined below) of our common stock, and

•

the denominator of which will be the current market price of our common stock, minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights so distributed applicable to one share of our common stock.

Notwithstanding anything to the contrary in this clause (iv), if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing price of those securities (where such closing prices are available) for the ten trading days commencing on, and including, the fifth trading day after the ex-date

(as defined below) for such distribution on the NASDAQ Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

(v) We distribute dividends or other distributions paid entirely in cash to all or substantially all holders of our common stock, other than (1) distributions described in clause (vi) below or (2) any dividend or distribution in connection with our liquidation, dissolution or winding up, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the current market price of our common stock, and

•	the denominator of which will be the current market price of our common stock, minus the amount per share of such dividend or distribution.

(vi) We or any of our subsidiaries distribute cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•

the numerator of which will be the sum of (1) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (2) the product of the number of shares of our common stock outstanding, less any such purchased shares, and the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, and

•

the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution.

“Current market price” of our common stock on any day means the average of the closing prices of our common stock for each of the five consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the distribution requiring such computation.

“Ex-date” means, with regard to any distribution on our common stock, the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such distribution.

If we elect to make a distribution described in clause (iii), (iv) or (v) above that has a per share value equal to more than 15% of the closing price of shares of our common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 35 business days prior to the ex-date for such distribution.

No adjustment to the conversion rate will be made if holders of the notes participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

To the extent that we adopt a stockholder rights plan which is in effect, upon conversion of the notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, assets, debt securities or certain rights to purchase our securities as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to shares of our common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

If the conversion rate is increased, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. As a result, we may be required to pay withholding tax with respect to notes held by foreign persons.

Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and deliveries of common stock on the notes. See the discussions under the headings “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Distributions,” “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions” for more details.

Notwithstanding anything in this section “Adjustment to Conversion Rate”‘ to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of such conversion rate. However, we will carry forward any adjustments that are less than 1% of such conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected on each anniversary of the first issue date of the notes, upon conversion of the notes, upon required repurchases of the notes in connection with a change in control or a termination of trading and on the stated maturity of the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Conversions After Reclassifications, Consolidations, Mergers and Certain Sales and Conveyances of Assets

In the event of:

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person of all or substantially all of our assets,

in each case, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, if a holder converts its notes on or after the effective date of any such event, subject to our right to settle all or a portion of our conversion obligation with respect to such notes in cash (other than solely cash in lieu of any fractional shares) and our right to irrevocably elect net share settlement upon conversion as described above under “—Settlement Upon Conversion”, notes will be convertible into, in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant event (“reference property”).

If we elect to settle all or any portion of our conversion obligation in cash (other than solely cash in lieu of fractional shares) or if we irrevocably elect net share settlement upon conversion, you will receive in connection with any conversion (1) cash in an amount equal to the portion of our conversion obligation that we have elected to settle with cash; and (2) in lieu of the shares of our common stock otherwise deliverable, if any, reference property. If we elect to settle any conversion in whole or in part by delivering cash in respect our conversion obligation (other than solely cash in lieu of fractional shares) or if we irrevocably elect net share settlement upon conversion, the amount of cash and any reference property you receive will be based on the daily share amounts of reference property and the applicable conversion rate, as described above. If we have irrevocably elected net share settlement upon conversion, the cash you receive on conversion of a note will be an amount at least equal to the principal amount to be converted or, if less, the conversion value.

For purposes of the foregoing, if holders of our common stock have the right to elect the form of consideration received in any such reclassification, consolidation, merger, combination, sale or conveyance, then the type and amount of consideration that a holder of our common stock would have been entitled to in the applicable transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock upon the occurrence of such event.

Adjustment to Conversion Rate Upon a Make-Whole Change in Control

If a change in control (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in the second bullet of the definition thereof, a “make-whole change in control”) occurs and a holder elects to convert its notes in connection with such make-whole change in control, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of our common stock (the “make-whole shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole change in control if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole change in control up to, and including, the business day immediately prior to the related repurchase date (or, in the case of an event that would have been a change in control but for the proviso in the second bullet of the definition thereof, the 35th trading day immediately following the effective date of such make-whole change in control). Upon surrender of notes for conversion in connection with a make-whole change in control, we will have the right to deliver, in lieu of shares of our common stock, including the make-whole shares, cash or a combination of cash and shares of our common stock as described under “—Conversion Rights—Settlement Upon Conversion.”

On or before the 15th day after the occurrence of a make-whole change in control that does not also constitute a change in control, we will mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice indicating that a make-whole change in control has occurred.

The number of make-whole shares will be determined by reference to the table below and is based on the date on which such make-whole change in control becomes effective (the “effective date”) and the price paid per share of our common stock in the make-whole change in control (in the case of a make-whole change in control described in the second bullet of the definition of change in control in which holders of our common stock receive only cash), or in the case of any other make-whole change in control, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole change in control (the “stock price”).

The stock prices set forth in the first column of the tables below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the conversion rate as set forth above under “Adjustment To Conversion Rate—General.”

The following table sets forth the stock price and number of make-whole shares of our common stock to be added to the conversion rate per $1,000 principal amount of the notes:

Effective Date
Stock Price	May , 2007	May 15, 2008	May 15, 2009	May 15, 2010	May 15, 2011	May 15, 2012
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the make-whole shares issued upon conversion of the notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock prices and/or the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is in excess of $             per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the notes; and

•

if the stock price is less than $             per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the notes.

Notwithstanding anything in this section “Adjustment to Conversion Rate Upon a Make-Whole Change in Control” to the contrary, the conversion rate of the notes shall not exceed              per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth above under “Adjustment to Conversion Rate—General.”

Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability of our obligation to deliver make-whole shares would be subject to general principles of reasonableness of economic remedies.

Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading

In the event of any change in control or a termination of trading, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount at a price (the “repurchase price”) equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date (as defined below), unless the repurchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay in respect of any notes subject to repurchase upon a change in control or a termination of trading will be equal to the principal amount of notes subject to repurchase. Upon a valid exercise of such an option, we will be required to repurchase the notes on a date of our choosing (such date, the “repurchase date”) that is not less than 20 or more than 35 days after the date on which we notify holders of the occurrence of such change in control or termination of trading.

On or before the 15th day after the occurrence of a change in control or termination of trading, we will mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the change in control or termination of trading, as applicable, which notice shall state, among other things, as applicable:

•	the events causing a change in control or termination of trading, as applicable;

•	the date of such change in control or termination of trading, as applicable;

•	the last date on which the repurchase right may be exercised;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that notes with respect to which a repurchase notice is given by the holder may be converted only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The required repurchase notice upon a change in control or termination of trading shall state:

•	if certificated notes have been issued, the certificate number of the notes (or, if a holder’s notes are not certificated, such holder’s notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to repurchase such notes pursuant to the applicable provisions of the notes.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn (or, if a holder’s notes are not certificated, such holder’s notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, of the notes that remain subject to a repurchase notice.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such repurchase notice.

Payment of the repurchase price for such note will be made on the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of the note on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

A “change in control” means the following events:

•

any person or group, other than SAVVIS, its subsidiaries or any employee benefit plan of SAVVIS or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that such person has become the beneficial owner of shares with a majority (or, in the case of investment limited partnerships sponsored by Welsh, Carson, Anderson & Stowe, 60% or more) of the total voting power of all of our outstanding voting securities that are entitled to vote generally in the election of our board of directors (“voting securities”), unless such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

•

SAVVIS consolidates with or merges with or into another person (other than a subsidiary of SAVVIS) and the outstanding voting securities of SAVVIS are reclassified into, converted for or converted into the right to receive any property or security, or SAVVIS sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than a subsidiary of SAVVIS); provided that none of these circumstances will be a change in control if persons that beneficially own the voting securities of SAVVIS immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of SAVVIS voting securities immediately prior to the transaction; or

•	our common stockholders approve any plan or proposal for our liquidation or dissolution.

For purposes of defining a change in control:

•	the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

•

the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

•

the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

Notwithstanding the foregoing, it will not constitute a change in control if at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change in control consists of common stock traded on a United States national securities exchange, or which will be so traded when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into the consideration that holders of our common stock receive in such transaction, other than solely cash in lieu of any fractional shares, subject to the provisions set forth above under “—Settlement Upon Conversion.”

In connection with any repurchase offer in the event of a change in control, to the extent required by applicable law, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	otherwise comply with all federal and state securities laws as necessary under the indenture to effect a repurchase of notes by us at the option of a holder.

A “termination of trading” will be deemed to have occurred if our common stock, or other capital stock into which the notes are then convertible, is not listed for trading on a United States national securities exchange.

No notes may be repurchased by us at the option of the holders upon a change in control or a termination of trading if the principal amount of the notes has been accelerated (other than as a result of a default in the payment of the repurchase price with respect to the notes), and such acceleration has not been rescinded, on or prior to such date.

Change in control repurchase rights could discourage a potential acquirer. However, this change in control repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “change in control” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. For example, we could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control repurchase feature of the notes, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries. Our obligation to repurchase the notes upon a change in control would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the notes in the event of a change in control or a termination of trading. If a change in control or a termination of trading were to occur, we may not have enough funds to pay the repurchase price for all notes to be repurchased. Our current revolving credit facility prohibits us from making cash payments in connection with the repurchase of our indebtedness, including the notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances, or expressly prohibit our repurchase of the notes upon a change in control or a termination of trading or may provide that a change in control or a termination of trading constitutes an event of default under that agreement. If a change in control or a termination of trading occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase notes submitted for repurchase would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. Also, if a default occurs under our existing credit facilities, we may be unable to make the cash payments due upon a conversion.

Events of Default and Acceleration

The following are events of default under the indenture for the notes:

•	default in payment of the principal amount or repurchase price with respect to any note when such becomes due and payable;

•	default in payment of any interest due on any note, which default continues for 30 days;

•	our failure to issue notice of a termination of trading, a change in control or a make-whole change in control that does not constitute a change in control as required under the indenture;

•	our failure to issue notice of any event described under “—Conversion Rights—Conversion Upon Occurrence of Specified Corporate Events” as required under the indenture;

•	our failure to comply with our obligation to convert the notes into common stock, cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right;

•	our failure to comply with our obligations under “—Mergers and Sales of Assets” set forth below;

•

our failure to comply with any of our other agreements in the notes or the indenture, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of notes then outstanding;

•

(i) our failure to make any payment at maturity (after giving effect to any applicable grace period) of indebtedness, which term as used in the indenture means obligations (other than non-recourse obligations) of SAVVIS for borrowed money or evidenced by bonds, notes or similar instruments (“indebtedness”), in a principal amount in excess of $25 million and continuance of such failure, or (ii) the acceleration of indebtedness in an amount in excess of $25 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of notes then outstanding (provided, however, that if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred);

•

a final judgment for the payment of $25 million or more rendered against us or any of our subsidiaries and such amount is not covered by insurance or an indemnity or not discharged when due or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

•	certain events of bankruptcy or insolvency affecting us.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes and any unpaid interest accrued thereon through the occurrence of such event, shall automatically become and be immediately due and payable.

Notwithstanding the foregoing, the indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under “—Reports” below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.5% of the principal amount of the notes. We shall pay the extension fee on all outstanding notes on the date on which such event of default first occurs. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes if any other event of default occurs under the Indenture. If we do not pay the extension fee on a timely basis in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Mergers and Sales of Assets

The indenture provides that we may consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person; provided that:

•	the resulting, surviving or transferee person (if other than SAVVIS) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such corporation (if other than SAVVIS) assumes all our obligations under the notes and the indenture;

•	SAVVIS or such successor is not immediately thereafter in default under the indenture; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control, permitting each holder to require us to repurchase the notes of such holder as described above.

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

•	reduce the principal amount of, repurchase price with respect to or any premium or interest on any note;

•	make any note payable in any currency or securities other than that stated in the note;

•	change the stated maturity of any note;

•	change the ranking of the notes;

•	make any change that adversely affects the right of a holder to convert any note;

•	make any change that adversely affects the right of a holder to require us to repurchase a note;

•	impair the right to convert or receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the indenture that relate to modifying or amending the provisions of the indenture described above.

Without the consent of any holder of notes, we and the trustee may enter into a supplemental indenture for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes that does not adversely affect the rights of any holder of the notes;

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture;

•	to secure our obligations in respect of the notes and the indenture;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to make any changes to comply with the Trust Indenture Act, or any amendment thereto; and

•	to make any change that does not adversely affect the rights of any holder of the notes.

No amendment to cure any ambiguity, defect or inconsistency in the indenture or the notes made solely to conform the indenture to the description of notes contained in this prospectus will be deemed to adversely affect the interests of the holders of the notes.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of such notes waive any existing or past default under the indenture and its consequences, except an uncured default (a) in the payment of the principal amount, accrued and unpaid interest or repurchase price (b) in the payment or delivery of the consideration due upon conversion of the notes or (c) in respect of any provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the notes have become due and payable, whether at the stated maturity for the notes, or a repurchase date, or upon conversion or otherwise, cash or cash and shares of common stock, solely to satisfy outstanding conversions, if applicable, pursuant to the terms of the indenture sufficient to pay all of the outstanding notes, and paying all other sums payable under the indenture by us.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, conversion value, the conversion date, the volume weighted average price, the cash settlement averaging period, the trading prices of the notes, the closing price, the conversion price, the conversion rate and the number of shares of common stock, if any, to be issued upon conversion of the notes. We will make all these calculations using commercially reasonable means and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Reports

The indenture provides that any reports or documents that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same is required to be filed with the SEC.

Information Concerning the Trustee

The Bank of New York will be the initial trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Global Notes; Book-Entry; Form

We will initially issue the notes in the form of global securities. The global securities will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder will hold its beneficial interests in the global securities directly through DTC if such holder has an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Owners of beneficial interests in global securities who desire to convert their interests into cash or cash and shares of common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable global security for all purposes under the indenture and the notes, as applicable. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in a global security, holders will not be entitled to have the notes represented by a global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under a global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of. DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the applicable global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global securities or ceases to be a clearing agency and we do not appoint a successor depositary or clearing agency within 90 days after receiving notice from DTC or becoming aware that DTC is no longer a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock summarizes the material terms and provisions of our common stock that may be offered under this prospectus. For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to the reports incorporated by reference into the registration statement that includes this prospectus. Additionally, the General Corporation Law of Delaware, as amended (“DGCL”), may also affect the terms of our common stock.

Description of Common Stock

We have 1,500,000,000 shares of common stock, par value $0.01 per share, authorized under our certificate of incorporation. Each holder of record of common stock is entitled to one vote for each share on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not allow cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all the directors then standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of our common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock, except to the extent any such holders have such rights as set forth in that certain investor rights agreement, dated as of March 6, 2002, between us and certain holders of our common stock, as amended (the “Investor Rights Agreement”). The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of preferred stock that we may authorize and issue in the future. As of May 1, 2007, there were 52,729,638 shares of our common stock outstanding.

Description of Preferred Stock

Our certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of preferred stock. There are no shares of preferred stock currently outstanding.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult.

Registration Rights

Generally.    Certain of our existing stockholders, who collectively hold approximately 24.1 million shares of our common stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act. All of these shares currently are tradable, subject to compliance with the volume and manner of sale provisions of Rule 144 under the Securities Act, and any shares so registered would become freely tradable without restriction under the Securities Act. Our existing stockholders could cause a large number of shares of our common stock to be publicly sold, which could cause the market price of shares of our common stock to decline significantly.

Demand Registration Rights.    Under the terms of the Investor Rights Agreement and that certain amended and restated registration rights agreement, dated as of February 6, 2004, between us and certain holders of our common stock (the “Registration Rights Agreement”), certain holders of registrable securities under those agreements have the right, subject to certain limitations, to demand the registration of their shares of common stock.

Piggyback Rights.    Subject to the exceptions and limitations set forth in the Investor Rights Agreement and the Registration Rights Agreement, the holders of registrable securities under those agreements have unlimited piggyback registration rights.

Delaware Law

We are subject to Section 203 of the DGCL, an anti-takeover provision. In general, the provision prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder.

A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after the adoption of such amendment. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Certain Provisions of our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions:

Authorized But Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction.

Right to Call Special Meetings.    Our bylaws provide that special meetings of our stockholders may only be called by our board of directors or by the chairman or vice chairman of our board or by our president.

Indemnification.    Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by law. We currently maintain and intend to continue to maintain directors and officers liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “SVVS.”

Transfer Agent

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, or the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of notes or shares of common stock received upon conversion of the notes (other than a partnership) that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

Sale, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders—Conversion of Notes,” a U.S. holder will generally recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon such sale, redemption or other taxable disposition and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

Upon conversion of the notes, we may deliver solely shares of our common stock, solely cash, or a combination of cash and shares of our common stock, as described above under “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

A U.S. holder of notes generally will not recognize gain or loss on the conversion of the notes solely into shares of common stock, other than cash received in lieu of fractional shares, which will be treated as described below, and other than amounts attributable to accrued interest, which will be treated as such. The U.S. holder’s tax basis in the shares of common stock received upon conversion of the notes (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be equal to the holder’s aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of fractional shares. The holding period of the shares of common stock received by the holder upon conversion of notes generally will include the period during which the holder held the notes prior to the conversion, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and generally will result in capital gain or loss. Gain or loss recognized on the receipt of cash paid in lieu of fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged. If you surrender your notes for conversion, we will have the right, at our option, to deliver, in lieu of the shares of common stock otherwise issuable, solely cash or a combination of cash and common stock as described above under “Description of Notes—Conversion

Rights—Settlement Upon Conversion.” In the event that we deliver solely cash upon such a conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes”). In the event that we deliver common stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. U.S. holders should consult their tax advisors regarding the consequences of such a conversion. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as briefly discussed below.

Treatment as a Recapitalization.    If we pay a combination of cash and stock in exchange for notes upon conversion, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization (although we cannot guarantee that the IRS will not challenge this conclusion). In such case, capital gain, but not loss, would be recognized equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder’s adjusted tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (excluding amounts attributable to accrued interest and cash in lieu of fractional shares). The amount of capital gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption.    If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In such case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received (other than common stock received with respect to accrued interest), the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Distributions

If a U.S. holder receives shares of our common stock upon a conversion of the notes, distributions made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. With respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends may be taxed at the lower applicable long-term capital gains rates, if certain holding period requirements are satisfied. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of Notes—Adjustment to Conversion Rate.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and adjustments to the conversion rate upon a make-whole change in control) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and it does not qualify, a U.S. holder generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description above under “Distributions.” It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, backup withholding tax on a constructive distribution may be withheld from subsequent payments of cash and common stock made on the notes (or, in certain circumstances, against any payments on the common stock). See “Consequences to U.S. Holders—Information Reporting and Backup Withholding” below.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to interest on the notes and dividends on shares of common stock and the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest to a non-U.S. holder provided that:

•

interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty). Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, withholding tax on a constructive distribution may be withheld from subsequent payments of cash and common stock made on the notes (or, in certain circumstances, against payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of common stock or a note, including upon the conversion of a note into cash or into a combination of cash and stock, will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be; provided, generally, that as long as our common stock is regularly traded on an established securities market, only non-U.S. holders (i) who have held more than 5% of such class of stock at any time during such five-year or shorter period, (ii) who have acquired notes with an aggregate value greater than 5% of such class of stock or (iii) in the event that the notes become “regularly traded” under the applicable rules, who have held more than 5% of the notes at any time during such five-year or shorter period would be subject to taxation under this rule. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates and in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty). If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Any common stock which a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated , the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, severally, the principal amount of notes set forth opposite the names of the underwriters below:

Name	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$
Goldman, Sachs & Co.
Lehman Brothers Inc.
Banc of America Securities LLC.

Total		$300,000,000

The underwriters are offering the notes subject to acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the over-allotment option described below.

The underwriters initially propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $45,000,000 aggregate principal amount of notes at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus. If the underwriters’ option is exercised in full, the total price to public would be $            , the total underwriting discounts and commissions would be $             and the total proceeds to us would be $            .

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

We and each of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., we and they will not, during the period ending 60 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of notes to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus;

•

the grant of options or the issuance of shares of restricted stock or restricted stock units by us to employees, officers, directors, advisors or consultants pursuant to any employee benefit plan referred to in this prospectus;

•	the filing of any registration statement on Form S-8 in respect of any employee benefit plan referred to in this prospectus;

•

the sale of shares by executive officers in amounts sufficient to pay taxes payable by such executive officers upon the vesting or delivery of restricted stock units or restricted preferred stock units issued pursuant to employee benefit plans described in this prospectus; provided that the total number of shares sold does not exceed 150,000;

•	the exercise of any option or warrant to purchase shares of common stock, provided that the underlying common stock continues to be subject to the restrictions set forth above;

•	the transfer by an executive, officer or director pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act in existence as of the date of this prospectus;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 60-day lock-up period;

•

transfers by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the director or executive officer, provided that any such shares or securities so transferred shall be subject to the restrictions described above for the remainder of the 60 day lock-up period; or

•

the transfer by an executive, officer or director of shares of common stock or other securities convertible into or exercisable or exchangeable for common stock by gift, provided that no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the lock-up period).

Investment partnerships sponsored by Welsh, Carson, Anderson & Stowe have agreed to restrictions similar to those accepted by us and our directors and executive officers, but only for the period ending on the 30th day after the date of this prospectus, and subject to their right to transfer shares of common stock to limited partners or affiliates provided that no filing by any party under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with the transfer (other than a filing on Form 5 made after the expiration of the 30-day lock-up period) and that each transferee shall be subject to such restrictions for the remainder of the 30-day lock-up period.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or the common stock. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the notes available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, notes or shares of common stock in the open market to stabilize the price of the notes or the common stock. These activities may stabilize or maintain the market price of the notes or the common stock above independent market levels or prevent or retard a decline in the market price of the notes or the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of the shares of common stock to the public in that Member State, except that it may, with effect from and including such date, make an offer of the shares of common stock to the public in that Member State:

(a)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of the shares of common stock to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any the shares of common stock in, from or otherwise involving the United Kingdom.

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares of common stock have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

In the ordinary course of business, the underwriters and/or their affiliates have provided, or may in the future provide, investment banking, investment advisory and/or commercial banking services with us or our affiliates for which customary compensation has been, or will be, received.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Hogan & Hartson LLP, New York, New York and for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith we file reports, proxy statements and other information with the SEC.

You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. For more information about the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. The SEC also maintains a free web site that contains reports, proxy and information statements, and other information about issuers who file electronically with the SEC. The Internet address of the SEC’s website is http://www.sec.gov. Our SEC filings are also available to the public on our website at http://www.savvis.net.

This prospectus forms part of the registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):

•	our Annual Report on Form 10-K for the year ended December 31, 2006, filed on February 26, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 1, 2007;

•	our Current Reports on Form 8-K filed on January 19, 2007, January 24, 2007 and May 1, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 8, 2000.

In addition, all filings we make under the Exchange Act after the date of effectiveness of the registration statement shall be deemed to be incorporated by reference in this prospectus and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all the shares covered by this prospectus (other than, in each case, any information furnished in any such filings pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits) will also be incorporated by reference in this prospectus. However, if we file our Annual Report on Form 10-K for the year ending December 31, 2007, or any other fiscal year thereafter, prior to the sale of all the shares covered by this prospectus, then we will incorporate by reference in this prospectus only such Annual Report on Form 10-K and those documents subsequently filed with the SEC prior to the sale of such shares.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to us in writing or by telephone at:

SAVVIS, Inc.

Attention: Investor Relations

12851 Worldgate Drive

Herndon, Virginia 20170

(703) 667-6984

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offering described in this Registration Statement:

Securities and Exchange Commission Registration Fee	$		*
Printing Expenses		150,000
Accounting Fees and Expenses		75,000
Legal Fees and Expenses		150,000
Trustee’s Fees and Expenses		10,000
Miscellaneous Expenses		25,000

Total Expenses		$400,000

*	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, SAVVIS is deferring payment of the registration fee, which will be paid subsequently on a pay-as-you-go basis.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper despite the adjudication of liability and in view of all the circumstances of the case. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

SAVVIS’ Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. In addition, SAVVIS’ certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of its directors will be eliminated or limited to the fullest extent permitted by the amended Delaware Law. SAVVIS’ certificate of incorporation contains provisions that provide that no director of SAVVIS shall be liable for breach of fiduciary duty as a director, except for (1) any breach of the directors’ duty of loyalty to SAVVIS or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. The indemnification provided under SAVVIS’ bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. SAVVIS bylaws provide that the rights to indemnification and to be paid expenses in advance of any proceeding are not available for proceedings initiated by a director or officer against SAVVIS, unless our board of directors authorized the proceeding. SAVVIS has obtained customary insurance covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which SAVVIS is required to indemnify them, subject to certain exclusions.

ITEM 16.	EXHIBITS.

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated by reference in this Registration Statement.

Exhibit Index Number	Exhibit Description	Filed with the Form S-3	Form	Incorporated by Reference	Exhibit Number
				Filing Date with the SEC

4.1	Amended and Restated Certificate of Incorporation of the Registrant		S-1	November 12, 1999	3.1

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		S-1/A	January 31, 2000	3.2

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		10-Q	August 14, 2002	3.3

4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		10-Q	August 13, 2004	3.4

4.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		10-Q	August 5, 2005	3.5

4.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		8-K	June 7, 2006	3.1

4.7	Amended and Restated Bylaws of the Registrant		10-Q	May 15, 2003	3.4

4.8	Form of Common Stock Certificate		S-1/A	January 31, 2000	4.1

4.9	Form of Indenture for the Convertible Senior Notes, including form of note attached thereto	X

5.1	Opinion of Hogan & Hartson LLP	X

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on Signature Page)	X

25.1	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939	X

ITEM 17.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, That: paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of a registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness and the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, Missouri, on the 2nd day of May, 2007.

SAVVIS, INC.

By:	/s/ Philip J. Koen
Philip J. Koen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Koen, Jonathan C. Crane and Jeffrey H. Von Deylen, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Philip J. Koen Philip J. Koen	Chief Executive Officer (principal executive officer)	May 2, 2007

/s/ Jeffrey H. Von Deylen Jeffrey H. Von Deylen	Chief Financial Officer (principal financial and accounting officer)	May 2, 2007

/s/ James E. Ousley James E. Ousley	Chairman of the Board of Directors	May 2, 2007

/s/ John D. Clark John D. Clark	Director	May 2, 2007

/s/ Jonathan C. Crane Jonathan C. Crane	Director	May 2, 2007

Signature	Title	Date

/s/ Clyde A. Heintzelman Clyde A. Heintzelman	Director	May 2, 2007

/s/ Thomas E. McInerney Thomas E. McInerney	Director	May 2, 2007

/s/ James P. Pellow James P. Pellow	Director	May 2, 2007

/s/ Patrick J. Welsh Patrick J. Welsh	Director	May 2, 2007

EXHIBIT INDEX

Exhibit Index Number	Exhibit Description	Filed with the Form S-3	Form	Incorporated by Reference	Exhibit Number
				Filing Date with the SEC

4.1	Amended and Restated Certificate of Incorporation of the Registrant		S-1	November 12, 1999	3.1

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		S-1/A	January 31, 2000	3.2

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		10-Q	August 14, 2002	3.3

4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		10-Q	August 13, 2004	3.4

4.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		10-Q	August 5, 2005	3.5

4.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		8-K	June 7, 2006	3.1

4.7	Amended and Restated Bylaws of the Registrant		10-Q	May 15, 2003	3.4

4.8	Form of Common Stock Certificate		S-1/A	January 31, 2000	4.1

4.9	Form of Indenture for the Convertible Senior Notes, including form of note attached thereto	X

5.1	Opinion of Hogan & Hartson LLP	X

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on Signature Page)	X

25.1	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939	X